Exhibit 99.1

For additional information contact:
Jon M. Donnell or Peter J. O’Hanlon
(614) 356-5000

For Immediate Release

Dominion Homes Reports Record Earnings for 2003

DUBLIN, Ohio – January 28, 2004 – Dominion Homes, Inc. (NASDAQ:DHOM) reported that net income for the twelve months ended December 31, 2003 increased 30% to a record $31.8 million from $24.5 million for the twelve months ended December 31, 2002. Diluted earnings per share increased to $3.94 for 2003 from $3.28 for 2002. The weighted average number of diluted shares outstanding during the twelve months ended December 31, 2003 increased 8% to 8,076,174 shares from 7,457,985 shares during the twelve months ended December 31, 2002.

Revenues for 2003 increased 15% to a record $563.5 million, from the delivery of 3,070 homes, compared to revenues for 2002 of $491.7 million, from the delivery of 2,591 homes. This $71.8 million increase in revenues was primarily due to the delivery of 479 more homes. The average price of homes closed by the Company during 2003 decreased to $179,800 from $185,100 during 2002 as a result of the Company’s emphasis on selling entry-level homes. The Company’s gross profit for 2003 increased 17% to $135.0 million from $115.0 million for 2002 primarily due to the increased number of home deliveries. Selling, general and administrative expenses for 2003 increased 15% to $74.0 million from $64.5 million for 2002, primarily due to the increased variable costs associated with delivering more homes. Interest expense for 2003 declined 9% to $7.9 million from $8.7 million for 2002 due to the Company’s lower average borrowing rate.

Net income for the three months ended December 31, 2003 increased 39% to a quarterly record $9.6 million from $6.9 million for the three months ended December 31, 2002. Diluted earnings per share for the three months ended December 31, 2003 increased 42% to $1.19 from $0.84 for the three months ended December 31, 2002. The weighted average number of diluted shares outstanding for the three months ended December 31, 2003 decreased 1% to 8,109,145 shares from 8,210,715 shares for the three months ended December 31, 2002.

Revenues for the three months ended December 31, 2003 increased 38% to $166.3 million, from the delivery of 893 homes, compared to revenues of $120.8 million, from the delivery of 647 homes, for the same period the previous year. Gross profit for the three months ended December 31, 2003 increased 33% to $39.9 million from $30.0 million for the three months ended December 31, 2002. Selling, general and administrative expenses for the three months ended December 31, 2003 increased 32% to $21.6 million from $16.4 million for the three months ended December 31, 2002. Interest expense for the three months ended December 31, 2003 increased 14% to $2.2 million from $1.9 million for the three months ended December 31, 2002.

The Company sold a record 3,071 homes during 2003, representing a sales value of $554.7 million, compared to 2,577 homes sold during 2002, representing a sales value of $469.3 million. During the three months ended December 31, 2003, the Company sold 586 homes, representing a sales value of $110.1 million, compared to 630 homes sold during the three months ended December 31, 2002, representing a sales value of $114.0 million.

The Company’s backlog on December 31, 2003 was 1,019 sales contracts, with an aggregate sales value of $198.9 million, compared to a backlog on December 31, 2002 of 1,018 sales contracts, with an aggregate sales value of $194.2 million.

The Company had 51 active communities during the fourth quarter 2003 compared to 50 in fourth quarter 2002. The Company expects to increase the subdivision count by up to 10% by the end of second quarter 2004 and by up to 35% by fourth quarter 2004.

The Company’s Chief Executive Officer, Douglas G. Borror, said “We are very pleased with the record net income the Company earned during 2003. The number of homes sold and closed during 2003 represent significant milestones for the Company. Although the number of homes sold during the fourth quarter of 2003 were slightly lower than the fourth quarter of 2002, this was primarily a result of selling out of communities faster than anticipated and the amount of time required to develop replacement communities. We expect our expansion into Lexington, Kentucky, combined with expected new communities in Central Ohio and Louisville, Kentucky will drive continued growth for Dominion Homes.”

The Company will host a conference call at 10:00 a.m. Eastern Time on January 29, 2004 to discuss 2003 earnings. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com by selecting either the Central Ohio or Louisville, Kentucky location and then selecting “Fourth Quarter Analyst’s Webcast Conference Call.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes communities in Central Ohio and Louisville, Kentucky. The Company has also recently announced that it is expanding into Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues	$166,317	$120,806	$563,464	$491,706
Cost of real estate sold	126,453	90,792	428,508	376,753

Gross profit	39,864	30,014	134,956	114,953
Selling, general and administrative	21,592	16,369	74,006	64,492

Income from operations	18,272	13,645	60,950	50,461
Interest expense	2,173	1,898	7,903	8,675

Income before income taxes	16,099	11,747	53,047	41,786
Provision for income taxes	6,471	4,845	21,229	17,291

Net income	$9,628	$6,902	$31,818	$24,495

Earnings per share
Basic	$1.21	$.86	$4.01	$3.36

Diluted	$1.19	$.84	$3.94	$3.28

Weighted average shares outstanding
Basic	7,942,478	8,042,691	7,931,600	7,282,900

Diluted	8,109,145	8,210,715	8,076,174	7,457,985

Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
ASSETS

Cash and cash equivalents	$5,025	$4,121
Accounts receivable	2,533	2,997
Real estate inventories	326,809	262,855
Prepaid expenses and other	7,220	3,404
Deferred income taxes	5,781	6,901
Net property and equipment	8,774	7,459

Total assets	$356,142	$287,737

LIABILITIES AND SHAREHOLDERS’ EQUITY

Note payable, banks	$129,220	$111,070
Term debt	10,958	4,415
Other liabilities	49,903	39,271

Total liabilities	190,081	154,756
Shareholders’ equity	166,061	132,981

Total liabilities and shareholders’ equity	$356,142	$287,737

Land Inventory as of December 31, 2003

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,367	1,246	5,379	7,992
Kentucky	245	384	1,105	1,734
Controlled by the Company:
Central Ohio			9,780	9,780
Kentucky			1,674	1,674
	1,612	1,630	17,938	21,180

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